Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SPARTAN STORES, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-0593940 (IRS Employer Identification Number)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)	49518 (Zip Code)

SPARTAN STORES, INC.
STOCK INCENTIVE PLAN OF 2005
(Full Title of the Plan)

Alex J. DeYonker Executive Vice President General Counsel and Secretary Spartan Stores, Inc. 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518 (Name and Address of Agent for Service)	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(616) 878-2000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, no par value	1,000,000	$13.25	$13,250,000	$739.35

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)

On September 1, 2009, the average of the high and low prices of the Common Stock of Spartan Stores, Inc. as reported on the Nasdaq Global Select Market was $13.25 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

REGISTRATION OF ADDITIONAL SECURITIES
EXPLANATORY NOTE

                    In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 1,000,000 shares of Common Stock, no par value per share (the "Common Stock"), of Spartan Stores, Inc. (the "Company"), for issuance under the Company's Stock Incentive Plan of 2005 (the "Plan"). The contents of earlier Registration Statement on Form S-8 filed with respect to the Plan, as filed with the Securities and Exchange Commission on October 20, 2005 (Registration Statement No. 333-129156) are, to the extent not modified herein, hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents filed by the Registrant (also referred to as "Spartan Stores") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's annual report on Form 10-K for the fiscal year ended March 28, 2009, filed on June 8, 2009 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since March 28, 2009.

          (c)          The description of Spartan Stores common stock contained in our registration statement on Form S-3 filed on August 16, 2007, as amended on September 13, 2007, including any further amendment or report filed hereafter for the purpose of updating such description.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers.

          Michigan law permits, and Article VI of the Spartan Stores' Restated Articles of Incorporation require, indemnification of Spartan Stores' directors and executive officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Restated Articles of Incorporation provide that directors and executive officers shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding arising out of their service to Spartan Stores or one of its subsidiaries, or to another organization at the request of Spartan Stores or one of its subsidiaries. Persons who are not directors or executive officers of Spartan Stores may be similarly indemnified in respect of such service to the extent authorized at any time by Spartan Stores' board of directors. Furthermore, the Restated Articles of Incorporation provide that Spartan Stores may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service, whether or not Spartan Stores would have the power to indemnify him or her against such liability by law or under its Restated Articles of Incorporation. Pursuant to this authority, Spartan Stores maintains such insurance on behalf of its officers and directors.

          Spartan Stores' bylaws contain extensive provisions concerning indemnification. Among other things, the bylaws provide that Spartan Stores may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Spartan Stores), by reason of the fact that the person is or was a director, officer, employee, or agent of Spartan Stores or is or was serving at the request of Spartan Stores as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or other entity, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Spartan Stores or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of Spartan Stores, the bylaws provide that Spartan Stores may indemnify any person who was or is a party or is threatened to be made a party to any such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Spartan Stores or its shareholders; however, indemnification is not allowed with respect to a claim, issue, or matter in which the person shall have been found liable to Spartan Stores, except to the extent authorized by statute. The bylaws also contain provisions concerning the manner in which the board determines whether a person is entitled to indemnification, the advancement of expenses, other indemnification agreements, insurance and certain definitions and interpretive provisions.

          In addition, Spartan Stores' ability to indemnify its directors and officers or other persons is determined, to an extent, by the Michigan Business Corporations Act, as amended ("MBCA"). The following is a summary of the applicable provisions of the MBCA:

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorney fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorney fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorney fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

Item 8.	Exhibits.

                    The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Document

4.1

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the quarter ended September 10, 2005. Here incorporated by reference.

4.2	Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K on August 20, 2007. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.

99	Spartan Stores, Inc. Stock Incentive Plan of 2005, as amended to date.

SIGNATURES

                    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on September 3, 2009.

SPARTAN STORES, INC. (Registrant)

By:	/s/ Dennis Eidson
Dennis Eidson President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

                    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

September 3, 2009	By	*
M. Shân Atkins Director

September 3, 2009	By	/s/ Dennis Eidson
Dennis Eidson President, Chief Executive Officer and Director (Principal Executive Officer)

September 3, 2009	By	*
Dr. Frank M. Gambino Director

September 3, 2009	By	*
Frederick S. Morganthall, II Director

September 3, 2009	By	*
Elizabeth A. Nickels Director

September 3, 2009	By	*
Timothy J. O'Donovan Director

September 3, 2009	By	*
Kenneth T. Stevens Director

September 3, 2009	By	*
Craig C. Sturken Executive Chairman and Director

September 3, 2009	By	*
James F. Wright Director

September 3, 2009	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

September 3, 2009	*By	/s/ Dennis Eidson
Dennis Eidson Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the quarter ended September 10, 2005. Here incorporated by reference.

4.2	Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Current Report on Form 8-K on August 20, 2007. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Deloitte & ToucheLLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.

99	Spartan Stores, Inc. Stock Incentive Plan of 2005, as amended to date.